UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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GAMESTOP CORP.
(Name of Registrant as Specified in Its Charter)

HESTIA CAPITAL PARTNERS LP HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF PERMIT CAPITAL ENTERPRISE FUND, L.P. PERMIT CAPITAL, LLC PERMIT CAPITAL GP, L.P. JOHN C. BRODERICK ADAM DUKOFF PAUL J. EVANS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Hestia Capital Partners LP (“Hestia LP”) and Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), together with the other participants named herein (collectively, the “Stockholder Group”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

On June 1, 2020, the Stockholder Group issued the following press release and posted it to https://www.RestoreGameStop.com:

INVESTOR GROUP ISSUES STATEMENT CORRECTING THE RECORD ON GAMESTOP CORP.’S RECENT SETTLEMENT PROPOSAL

Believes Disingenuous Offer by the Refreshed Board Is Yet Another Attempt to Mislead Stockholders

Urges Stockholders to Vote the WHITE Proxy Card to Elect Its Two Highly Qualified Nominees at GameStop’s Upcoming Annual Meeting

June 1, 2020 - Pittsburgh -- Hestia Capital Partners LP (“Hestia Capital”), Permit Capital Enterprise Fund, L.P. (“Permit Capital”) and their affiliates (collectively, the “Investor Group”), who beneficially own approximately 7.2% of the outstanding common stock of GameStop Corp. (“GameStop” or the “Company”) (NYSE: GME), today issued the following statement in response to the Company’s claims that the Investor Group had rejected a settlement proposal to avoid a proxy contest at the Company’s upcoming annual meeting of stockholders scheduled for June 12, 2020:

Today’s press release from GameStop’s refreshed Board once again shows that it is business as usual at GameStop, and more change is needed. On Friday, GameStop sent a proposed settlement offer to consider adding John Broderick of Permit Capital or Paul Evans to the Board.  Despite what their press release says, the Board’s offer did not ensure a stockholder would join the Board. Rather, the Board’s proposal conditioned Mr. Broderick’s or Mr. Evan’s appointment to the Board based on the Board’s determination of whether Messrs. Broderick or Evans would be qualified to serve. The Board has repeatedly stated, including in its press release issued today, that the Investor Group’s nominees, Mr. Evans and Kurt Wolf, are not qualified to serve on the Board. It seems reasonable to conclude that the Board would make the same determination about Mr. Broderick, allowing the Board to keep a stockholder off of the Board.

It appears that GameStop made a calculated and disingenuous offer for the purpose of publicizing what they refer to as a “generous” and “thoughtful” settlement offer, simply so they could attack us for rejecting it.

In addition to conditioning the potential appointment of Messrs. Broderick or Evans based on the Board’s determination of whether they are qualified to serve, the proposed settlement offer also included the following conditions, among others:

-	The Board would be expanded from 10 to 11 members, with none of the long-tenured, ineffective directors stepping down from the Board for at least another year;
-	The Company could extend the standstill obligations for up to three years at its option;
-	Any Board appointment would be conditioned on the Investor Group supporting the Board’s Say-on-Pay recommendation for fiscal 2019, despite the fact that the Investor Group believes the Company’s compensation structure is misaligned with the Company’s performance. In fiscal 2019, the Company paid its named executive officers and directors approximately 15% of GameStop’s market cap at the end of fiscal 2019, while stockholders lost more than 65% of their investment that year.

It is deeply troubling that this Board has not sought to meaningfully engage with the Investor Group for the past 15 months but now, as the annual meeting approaches, the Board seems to be taking desperate actions in an effort to distract stockholders from their dismal track record.

The Investor Group urges stockholders to support its call for change at the Company by voting the WHITE proxy to elect its slate of two experienced nominees, Paul J. Evans and Kurtis J. Wolf, at the 2020 Annual Meeting.

The Investor Group encourages its fellow stockholders to read its proxy materials and stockholder letters, which are accessible at www.RestoreGameStop.com.

If you have any questions about how to vote, the Investor Group’s proxy solicitor Saratoga Proxy Consulting can be reached at info@saratogaproxy.com or (888) 368-0379.

About Hestia Capital

Hestia Capital is a long term focused, deep value investment firm that typically makes long-term investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner’s expertise in competitive strategy and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community and provide the ‘price dislocations’ which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

About Permit Capital Enterprise Fund

The Permit Capital Enterprise Fund, through its management company, follows an investing philosophy that seeks to identify securities trading at a discount to intrinsic value. The investment approach is bottom-up and focused on the valuation of the securities of individual issuers. The management company’s assessment of intrinsic value is based on its own fundamental research as well as numerous sources of publicly available information.

Contacts:

Kurt Wolf at 724-687-7842

John Broderick at 610-941-5025